UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12
DOW JONES & COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a note to all employees from Richard F. Zannino, Chief Executive Officer of Dow Jones & Company, Inc., which was posted on Dow Jones & Company, Inc.’s intranet on October 1, 2007.

Dear friends and colleagues:

As many of you know, we’ve begun planning for our integration with News Corp. This process will take several weeks and will be implemented once the merger is complete.  This affects all of us so I’d like to let you know more about what to expect.

The formal integration planning process kicked off last month when delegates from Dow Jones and News Corp. met. The Dow Jones team is led by Rich Schmaeling, vice president for business unit finance. His counterpart at News Corp. is Dina McNulty-Kern.  They’ll be guided by a steering committee that includes me, Rupert Murdoch, Bill Plummer, Jorge Figueredo, News Corp. Deputy Chief Financial Officer John Nallen and News Corp. Chief Human Resources Officer Beryl Cook.

On the simplest level, the integration teams are sharing information about our two companies and preparing the way for us to work together on everything from financial reporting to budgets to talent development to all other such business processes. On a more complex level, these teams are identifying areas where we can collaborate to more rapidly grow our businesses.  And finally, they are seeking ways to consolidate efforts to reduce costs and increase efficiency. We’re aiming to complete the bulk of the planning by mid-November.

The individuals representing Dow Jones so far in this effort are:

Mike Dertony	General Services and facilities
Ed Hlavach	Internal Audit
Rob Perrine	SEC and consolidation reporting
Rich Schmaeling	Management reporting
Tom McGuirl	Tax
Dean Del Vecchio	Information Technology
Tom Maher	Employee Benefits
Nate Rogers	Treasury and insurance
Jorge Figueredo	Human Resources
Joe Stern	Legal
Paul Bascobert	Production and delivery
Mark Donohue	Investor relations
Michael Rooney	CMG Ad sales and marketing
John Wilcox	Local Media Group
Matt Goldberg	Franchise development

They will need your help. Some of you will be asked to lend specific expertise to the process by answering questions or even joining one of those groups. Others might be hosting counterparts from News Corp. as they visit our offices and learn more about us.

We currently anticipate that the merger with News Corp. will close in early December. Until then, please remain focused – as you’ve been - on meeting our long term commitments and delivering a strong performance.  I hope you are all taking great pride in the industry-leading results generated by your efforts and the transformation program begun in early 2006.  And let's finish 2007 as we started it, positioning our brands, products, customers and people for even greater prosperity.

Best,
Rich

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On September 7, 2007, News Corporation and its subsidiary Ruby Newco LLC filed a registration statement, and Dow Jones & Company, Inc. filed a preliminary proxy statement, with the Securities and Exchange Commission (SEC)  in connection with the proposed merger involving News Corporation, Ruby Newco and Dow Jones.   Investors are advised to read the registration and proxy statements because they contain important information.  Investors may obtain free copies of the registration and proxy statements and other relevant documents filed by News Corporation, Ruby Newco and Dow Jones with the SEC at the SEC's Web site at http://www.sec.gov.  The proxy statement and other relevant documents filed with the SEC by Dow Jones  may also be obtained for free from the Investor Relations section of Dow Jones' web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations.   The registration statement, which includes Dow Jones’ preliminary proxy statement, and other relevant documents filed with the SEC by News Corporation may be obtained for free from the Investor Relations section of News Corporation's web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones' stockholders in connection with the proposed merger. Information concerning the interests of Dow Jones' participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is described in Dow Jones’ proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

This document contains forward-looking statements that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones' business could suffer due to the uncertainty relating to the merger; that the merger with News Corporation may not be consummated or may be delayed; and such other risk factors as may be included from time to time in Dow Jones' reports filed with the SEC and posted in the Investor Relations section of Dow Jones' web site (http://www.dowjones.com). Dow Jones undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.